Exhibit 10.1

FORM OF RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit (“RSU”) Agreement (this “Agreement”) is made and entered into as of [DATE] (the “Grant Date”) by and between WillScot Holdings Corporation, a Delaware corporation (the “Company”), and [PARTICIPANT NAME] (the “Participant”). This Agreement is being entered into pursuant to the WillScot Holdings Corporation 2020 Incentive Award Plan (the “Plan”) or any successor plan. Capitalized terms used in this Agreement but not defined herein will have the meaning ascribed to them in the Plan.

1.Grant of RSUs. Pursuant to Section 9 of the Plan, the Company hereby issues to the Participant on the Grant Date an Award consisting of [NUMBER] RSUs. The actual number of RSUs that shall vest and become unrestricted shall be determined in accordance with Section 3 hereof. Each RSU represents the right to receive one Common Share, subject to the terms and conditions set forth in this Agreement and the Plan. The RSUs shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

Each RSU includes the right to receive a cash payment equal to the amount of any cash dividends paid with respect to one Common Share, so long as the applicable record date for such cash dividends occurs on or after the Grant Date and before the RSU is settled; provided that the right to receive such cash payment will be subject to the same terms and conditions (including the risk of forfeiture) as apply to the RSU to which it relates. For clarity, the cash payment will be made only to the extent that, and at the same time as, the related RSU is settled, or it will be forfeited as and when the related RSU is forfeited.
2.Consideration. The grant of the RSUs is made in consideration of the services to be rendered by the Participant to the Company. To induce the Company to enter into this Agreement and in recognition of such consideration of RSUs granted to the Participant pursuant to this Agreement, the Participant must sign and return to the Company no later than the [Grant Date] a restrictive covenants agreement in a form provided by the Company (the “Protective Agreement”).
3.Vesting. Except as otherwise provided in Section 4 or in the Plan, provided that the Participant remains in continuous service through each applicable vesting date, the RSUs will vest in accordance with the schedule set forth in the chart below (each period during which restrictions apply such that the applicable tranche of RSUs as set forth in the chart below remains unvested, the “Restricted Period”). Once vested, the RSUs shall become “Vested Units.”

Percentage of RSUs Vesting	Vesting Date
33-1/3%	First anniversary of Grant Date
33-1/3%	Second anniversary of Grant Date
33-1/3%	Third anniversary of Grant Date
4.Termination of Service/Employment.
4.1Forfeiture. Notwithstanding any provision of this Agreement or the Plan to the contrary, if the Participant’s employment or service terminates for any reason other than death or Disability (as described in Section 4.2) at any time before all of the RSUs have vested, then the Participant’s unvested RSUs shall be automatically forfeited upon such termination of employment or service and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement; provided, however, (a) that if the Participant experiences a Qualifying Termination, any Restricted Period in effect on the date of such Qualifying Termination shall expire as of such date, or (b) if the Participant experiences a termination of employment or service, absent a Change in Control, as contemplated pursuant to the terms of any employment, consulting or similar agreement between the Participant and the Company providing for severance benefits or any severance policy, plan or any other severance arrangement maintained by the Company, in each case, in effect at the time of such termination (such agreements, arrangements, plans or policies collectively referred to as a “Severance Policy”), provided the Participant could not be terminated for Cause at such time, the terms of such Severance Policy shall supersede this Agreement and govern the treatment of the Participant’s RSUs awarded hereunder on such termination of employment or service, subject to the Participant’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, of a general release of claims against the Company and its affiliates in a form and manner satisfactory to the Company (the “Release”) and on the Participant’s continued compliance with the provisions of the Protective Agreement.
4.2Death or Disability. In the event that the Participant’s employment or service terminates prior to the third anniversary of Grant Date due to the Participant’s death or Disability (as defined herein), provided the Participant could not be terminated for Cause at such time, the Participant shall become fully vested in his or her RSUs, the Restricted Period shall expire, and the Participant’s RSUs shall be settled in accordance with Section 7. For purposes of this Agreement, the Participant is considered to have terminated due to “Disability” if the Participant’s termination of employment or service occurs on or following the date the Participant is determined to be disabled under the long-term disability plan maintained by the Company or its Affiliate in which the Participant participates.
4.3Qualified Retirement. The RSUs shall remain outstanding and be eligible for continued vesting in accordance with Section 3 of this Agreement in the event of the Participant’s “Qualified Retirement” pursuant to the terms and conditions of the Retirement Provision appended to the Plan.

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4.4Violation of Restrictive Covenants; Termination for Cause. Notwithstanding anything herein to the contrary, in the event of the Participant’s breach of the terms and provisions of the Protective Agreement, or the Participant’s termination of employment or service for Cause: (a) the Participant’s RSUs (including any Vested Units) shall be automatically forfeited upon such breach or termination for Cause, and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement, and (b) the Participant shall return any Common Shares attributable to Vested Units (to the extent settled) and/or repay any amounts (to extent paid) pursuant to this Agreement in full to the Company within thirty (30) days after such breach.
5.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the RSUs are settled, the RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSUs will be forfeited by the Participant and all of the Participant’s rights to such units shall immediately terminate without any payment or consideration by the Company.
6.Rights as Shareholder. The Participant shall not have any rights of a shareholder with respect to the Common Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such Common Shares. Upon and following the settlement of the RSUs, the Participant shall be the record owner of the Common Shares underlying the RSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
7.Settlement of RSUs. Promptly upon the expiration of each Restricted Period, and in any event no later than thirty (30) days after each Restricted Period expires, the Company shall (a) issue and deliver to the Participant, or his or her beneficiary, without charge, the number of Common Shares equal to the number of Vested Units, and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Common Shares delivered to the Participant; provided, however, that the Committee may, in its sole discretion elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of the RSUs or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to the RSUs, less an amount equal to any required tax withholdings. Notwithstanding the foregoing, (x) if the Participant is subject to Canadian income tax, then the Participant’s Vested Units may only be settled in Common Shares, and neither the Committee nor any other person shall have the discretion to elect to pay any portion of the Vested Units in cash, and (y) if the Participant is a specified employee within the meaning of Section 409A of the Code, and the RSUs vest as a result of the Participant’s termination due to Disability, then the delivery of the Common Shares or payment of the cash as described herein shall be delayed until six (6) months after the Participant’s separation from service (within the meaning of Section 409A of the Code) to the extent required to comply with Section 409A of the Code.

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8.No Rights to Continued Service/Employment. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company or any Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or an Affiliate to terminate the Participant’s employment or service with the Company or an Affiliate at any time, with or without Cause.
9.Adjustments. In the event of any change to the outstanding Common Shares or the capital structure of the Company (including, without limitation, a Change in Control), if required, the RSUs shall be adjusted or terminated in any manner as contemplated by Section 12 of the Plan.
10.Beneficiary Designation. The Participant may file with the Company a written designation of one or more persons as the beneficiary(ies) who shall be entitled to his or her rights under this Agreement and the Plan, if any, in case of his or her death, in accordance with Section 16(f) of the Plan.
11.Tax Liability, Withholding and Code Section 280G Matters.
11.1The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes in accordance with Section 16(c) of the Plan. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means of the Plan, (a) tendering a cash payment, (b) authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the RSUs (provided, however, that no Common Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law), or (c) delivering to the Company previously owned and unencumbered Common Shares.
11.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs or the subsequent sale of any shares; and (b) does not commit to structure the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.
11.3In the event any payment(s) or the value of any payments or benefit(s) received or to be received by a Participant in connection with or contingent upon a Change in Control (whether received or to be received pursuant to the terms of the Plan or any Award or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change in Control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change in Control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of this subsection to be subject to an excise tax imposed by Code Section 4999 (any such excise tax, together with

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any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this subsection, then the Company shall reduce the aggregate amount of the Payments payable to the Participant such that no Excise Tax shall be payable by the Participant and the Payments shall not cease to be deductible by the Company by reason of Code Section 280G (or any successor provision thereto). Notwithstanding the foregoing, the Company shall not reduce the aggregate amount of the Payments payable to the Participant pursuant to the foregoing sentence if the After-Tax Amount (as defined below) of the unreduced Payments is greater than the After-Tax Amount that would have been paid had the Payments been reduced pursuant to the foregoing sentence. For purposes of this Agreement “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Excise Taxes (if any), income taxes, payroll and withholding taxes, and other applicable taxes paid or payable by Participant in respect of such specified amount. Any reductions shall be made in a manner intended to comply with Section 409A of the Code.
12.Compliance with Law. The issuance and transfer of Common Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Shares may be listed. No Common Shares shall be issued pursuant to RSUs unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Common Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
13.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Human Resources Officer or the applicable designee(s) of the Company at its principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
14.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
15.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
16.Participant Bound by Plan. This Agreement is subject to all terms and conditions of the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
17.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement

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will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.
18.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
19.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.
20.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel RSUs, prospectively or retroactively; provided that no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.
21.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
22.No Impact on Other Benefits. The value of the Participant’s RSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
23.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
24.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the RSUs or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such vesting, settlement or disposition.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WILLSCOT HOLDINGS CORPORATION
By: Felicia Gorcyca
Name: Felicia Gorcyca
Title: Chief Human Resources Officer
###PARTICIPANT_NAME###
By:
Name: ###PARTICIPANT_NAME### Grant Acceptance Date: ###ACCEPTANCE_DATE###

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